UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Act of 1934

August 30, 2013

(Date of Report)

PLANDAÍ BIOTECHNOLOGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-51206	20-1389815
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2226 Eastlake Avenue East #156, Seattle, WA 98102

(Address of principal executive offices)

Registrant's telephone number, including area code: (435) 881-8734

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

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ITEM 1.01 ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

On August 30, 2013, the Company executed a license with North-West University, South Africa, under which the company received an exclusive license to develop and market products using the Pheroid™ system of nano-entrapment, the patents and associated intellectual property to which is owned by North-West University. The license is limited to entrapping polyenes for animal and human use. Under the terms of the license, Plandaí will pay a royalty of 2% of net sales of all product that incorporates the Pheroid technology, with a minimum of R20,000 (approx. US $2,000) due annually. The license expires in ten years and contains requirements that the company achieve certain development milestones with respect to brining products to market.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION

On May 22, 2013, the company executed a convertible debenture in the amount of $103,500 which becomes due and payable nine months from the date of execution. The note bears interest at the rate of 8% per annum Under the terms of the debenture, the company has the right to repay the balance plus unpaid interest up until six months after the date of issuance. Commencing on the six month, the debenture becomes convertible into common stock at discount of 42% off the current price per share. The Company has made arrangements for and fully intends to repay the balance of the debenture plus all accrued interest prior to the conversion date.

On August 20, 2013, the company executed two convertible promissory notes totaling $550,000. The notes bear interest at the rate of 8% per annum and become due and payable in six months from the date of issuance. During the first 90 days from issuance, the notes are repayable without incurring any interest charges. As of August 26, 2013, the company had been advanced $125,000 against the two notes. When the notes become payable, the holder has the option of converting the unpaid balance of any advances into common stock of the company at a discount of 40% off the then current price per share. The Company has made arrangements for and fully intends to repay the balance of these advances prior to the conversion date.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

Between May 1, 2013 and August 26, 2013, the company issued a total of 542,160 shares of restricted common stock to several third parties in exchange for cash totaling $145,500. The shares were issued under Rule 144 of the Securities Act of 1933, as Amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 30, 2012

PLANDAI BIOTECHNOLOGY, INC. By: /s/ Roger Duffield Roger Duffield Chief Executive Officer

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